Exhibit 99.1

Passage Bio Announces Positive Interim Clinical Data from First Six Patients with GM1 Gangliosidosis in Imagine-1 Study

–	Interim safety data up to 20 months showed the low and high dose of PBGM01 were well tolerated and had a favorable safety profile
–	Intra-cisterna magna administration of PBGM01 resulted in dose-dependent increases in CSF β-Gal activity and decreases in CSF GM1 gangliosides
–	PBGM01 administration resulted in a meaningful improvement across developmental areas in a subset of patients, as assessed by investigators and caretakers
–	Completed dosing of all patients in dose-ascending portion of study; initial safety and biomarker data from Cohort 4 expected by mid-2023
–	Management to host a conference call and webcast today at 8:30 a.m. ET

PHILADELPHIA, December 14, 2022 — Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today announced new interim safety, biomarker, and clinical development results from cohorts 1-3 in the Imagine-1 clinical study. Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of the AAVhu68 gene therapy PBGM01 delivered by intra-cisterna magna (ICM) injection in four cohorts of pediatric subjects with early and late infantile GM1 Gangliosidosis (GM1). GM1 is a rare, fatal lysosomal storage disease in which mutations in the GLB1 gene result in very low activity of the enzyme beta-galactosidase (β-Gal).

The interim data include six treated patients from the first three cohorts. Cohort 1 (late infantile, low dose), Cohort 2 (late infantile, high dose) and Cohort 3 (early infantile, low dose) each consisted of two patients. Cohort 4 (early infantile, high dose) patients have been dosed and data is expected by mid-2023.

“We are excited to share interim data from this first six patients in our Imagine-1 study, which further reinforce our confidence in PBGM01 as a promising treatment option for GM1 gangliosidosis,” said William Chou, M.D., chief executive officer of Passage Bio. “The goals of this Phase 1/2 study are to establish the safety profile for PBGM01, determine the optimal dose for therapeutic effect, and gain understanding of how PBGM01 can benefit patients across infantile GM1 populations. We are encouraged by emerging trends in the data and look forward to receiving results from Cohort 4 to further inform our program and support interactions with regulatory authorities. We couldn’t be more thankful for the conviction and perseverance of the families and investigators participating in our Imagine-1 trial.”

Topline interim results from cohorts 1-3 of the Imagine-1 study

Safety (patient follow-up ranged from three to 20 months)

•	No treatment-related serious adverse events (SAEs)
•	All treatment-related adverse events (AEs) were mild to moderate in severity
•	No clinically significant changes in liver function requiring intervention
•	No evidence of dorsal root ganglion (DRG) toxicity in nerve conduction studies
•	No complications related to ICM administration

Biomarkers

•

PBGM01 administration resulted in dose-dependent increases in CSF β-Gal activity, with both patients who received the high dose (Cohort 2, late infantile) exhibiting increases in enzyme activity well above baseline

o	For the first patient in Cohort 2, enzyme activity increased 4.7-fold and 3.6-fold over baseline at 30 days and six months, respectively
o	For the second patient in Cohort 2, enzyme activity increased 5.2-fold over baseline at 30 days
o	Patients treated with the low dose exhibited variable responses in enzyme activity at 30 days, which ranged from 1.2 to 2.8-fold increase over baseline at six months
•	PBGM01 administration also resulted in dose-dependent decreases in CSF GM1 ganglioside levels, with both patients in Cohort 2 showing decreases in substrate levels from baseline
o	For the first patient in Cohort 2, levels decreased by 30% and 75% from baseline at 30 days and six months, respectively
o	For the second patient in Cohort 2, levels decreased by 21% from baseline at 30 days
o	Patients treated with the low dose exhibited variable levels of response

Clinical Development

•	Patients with milder development delay at dosing showed a higher response to PBGM01 treatment, as determined by investigators and caretakers
o	Patients 1 (late infantile, low dose) and 5 (early infantile, low dose), who both demonstrated modest developmental delay at baseline, showed increases in overall developmental age

“The new interim data from cohorts 1-3 continue to strengthen the favorable safety profile of PBGM01, with no treatment-related serious adverse events, no complications related to ICM administration and no evidence of DRG toxicity,” said Mark Forman, M.D., Ph.D., chief medical officer of Passage Bio. “We are also seeing dose-dependent increases in CSF β-Gal enzyme activity, decreases in CSF GM1 ganglioside levels, and meaningful improvement across developmental areas on both the Vineland and Bayley scales in a subset of patients with more modest developmental delay at baseline. We look forward to presenting additional data from cohorts 1-3 at the 19th Annual WORLDSymposium in February 2023.”

Passage has completed dosing of PBGM01 in the dose-escalation portion of the study and will evaluate dosing further patients at the current high dose and/or a higher dose as data from cohorts 1-4 mature. Data from Cohort 4 is anticipated by mid-2023.

Conference Call Details

Passage Bio will host a conference call and webcast today at 8:30 a.m. ET. To register for the event, please use the following link. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About Imagine-1

Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of PBGM01 administered by a single injection into the cisterna magna in pediatric subjects with early and late infantile GM1. The clinical program has treated a total of four cohorts of two patients each, with separate dose-escalation cohorts for late infantile GM1 and early infantile GM1. The primary goal of the study is to first assess safety and tolerability and then efficacy of PBGM01 in patients. The U.S. Food and Drug Administration (FDA) has granted PBGM01 Fast Track, Orphan Drug, and Rare Pediatric Disease designations. PBGM01 has also received an Orphan designation from the European Commission.

To learn more about the clinical trial program, please visit ClinicalTrials.gov: NCT04713475.

About PBGM01

PBGM01 is an AAV-delivery gene therapy currently being developed for the treatment of infantile GM1, in which patients have mutations in the GLB1 gene causing little or no residual beta-galactosidase enzyme activity and subsequent neurodegeneration. PBGM01 utilizes a next-generation AAVhu68 capsid administered through the cisterna magna to deliver a functional GLB1 gene encoding beta-galactosidase to the brain and peripheral tissues. By increasing beta-galactosidase activity, PBGM01 has the potential to reduce accumulation of toxic GM1 gangliosides and reverse neuronal toxicity, thereby restoring developmental potential. In preclinical models, PBGM01 has demonstrated broad brain distribution and high levels of expression of the beta-galactosidase enzyme in both the CNS and critical peripheral organs, suggesting potential treatment for both the CNS and peripheral manifestations of GM1.

About GM1

GM1, a rare monogenic lysosomal storage disease, is caused by mutations in the GLB1 gene, which encodes the lysosomal enzyme beta-galactosidase (β-gal). Reduced β-gal activity results in the accumulation of toxic levels of GM1 gangliosides in neurons throughout the brain, causing rapidly progressive neurodegeneration. GM1 accumulation also results in progressive damage to other tissues including the heart, liver, and bones and manifests with hypotonia (reduced muscle tone), progressive CNS dysfunction, seizures, and rapid developmental regression. Life expectancy for infants with GM1 ranges from 2-10 years, and infantile GM1 represents approximately 60 percent of the global GM1 incidence of 0.5 to 1 in 100,000 live births.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical-stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing clinical programs in GM1 gangliosidosis and frontotemporal dementia and our preclinical pipeline, including programs in amyotrophic lateral sclerosis and Huntington’s disease. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including progress of the Imagine-1 clinical trial and the availability of clinical data from the trial; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com